COLUMBUS CIRCLE INVESTORS                Appendix C

CODE OF ETHICS
As amended October 5, 2018

I.	FIDUCIARY DUTY

This Code of Ethics (the Code) is based on the principle that you, as a director, an officer or employee of Columbus Circle Investors (CCI), owe a fiduciary duty to CCI’s Clients (i.e., investment companies and other clients for which CCI serves as an adviser or sub-adviser. Accordingly, you must avoid activities, interests and relationships that might interfere (or appear to interfere) with making decisions in the best interests of our Clients.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940 and also requires that all Supervised Persons comply with federal securities laws, including the Investment Advisers Act of 1940, various provisions (as amended) of the Investment Company Act of 1940, , the Securities Act of 1933, , the Securities Exchange Act of 1934, , and applicable rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC).

Pursuant to Section 206 of the Advisers Act, both CCI and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.

Compliance with this section involves more than just acting with honesty and good faith. It means that CCI has an affirmative duty of utmost good faith to act solely in the best interests of its Clients.

At all times, you must:

Place the interests of our Clients first.

As a fiduciary you must avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action (or not to take action) for your personal benefit (as opposed to doing so for the benefit of the Advisory Client). For example, if you caused a Client to purchase a security you owned for the purpose of increasing the price of such security, you would violate this Code. If you are an Advisory Person (as defined below), you would also violate this Code if you made a personal investment in a security that might be an appropriate investment for a Client without first considering the security as an investment for the Client.

Conduct all of your personal securities transactions in full compliance with this Code.

You must not take any action in connection with your personal investments that could cause the appearance of unfairness or impropriety. You must comply with the policies and procedures set forth in this Code; any doubtful situations should be resolved against your personal trading.

1 of 19

Avoid taking inappropriate advantage of your position.
The receipt of investment opportunities, gifts or gratuities from persons seeking to do business with CCI directly or on behalf of a Client could call into question the independence of your business judgment. Also, under federal, state and local municipal regulations, you must not use political contributions as a means of influencing elected officials to conduct business with CCI. You must comply with the policies and procedures set forth in this Code.
Every Access Person must read and acknowledge receipt of this Code.

This Code is adopted pursuant to Rule 17j-1 of the Investment Company Act of 1940 (which requires registered investment companies and their advisers to adopt a written code of ethics), Rule 204A-1 under the Investment Advisers Act of 1940 (applicable to all registered investment advisers), and Section 204A of the Investment Advisers Act of 1940 (which requires registered investment advisers to adopt procedures reasonably designed to prevent the misuse of material non-public information).

A.	Compliance Officials

CCI’s Operating Committee is comprised of the firm’s senior management - two Senior Portfolio Managers (Anthony Rizza and Clifford Fox), the Chief Administrative Officer (Frank Cuttita) and the Head of Business Strategy & Development (Zeid Ayer). The Chief Compliance Officer is J. Markham Penrod. The Chief Compliance Officer and Chief Administrative Officer also serve as CCI’s Clearance Officers for personal securities transactions.

B.	Questions

Questions regarding this Code (including questions about quarterly transaction reports and annual holdings reports), should be addressed to the Chief Administrative Officer, the Chief Compliance Officer, or the Compliance team.

The provisions of the Code are not all-inclusive; rather, they are intended as a guide for CCI employee conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, s/he is advised to consult with the Chief Compliance Officer (CCO). The CCO may grant exceptions to certain provisions contained in this Code in situations in which it is clear, beyond dispute, that the interests of our Clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the Client even at the expense of the interests of CCI’s employees.

C.	Fiduciary Duties

CCI and its employees are subject to the following specific fiduciary obligations and duties when dealing with clients:

•	Having a reasonable, independent basis for the investment advice provided

•	Obtaining best execution for a client’s transactions where CCI is in a position to direct brokerage transactions for the client

•	Ensuring that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances and accept no more than reasonable compensation

•
Maintaining loyalty to clients always acting in utmost good faith, placing our Clients’ interests first and foremost, making full and fair disclosure of all material facts including conflicts of interest, and never making misleading statements.

2 of 19

D.	Frequency of Trading in Personal Accounts

CCI permits employees to transact in personal accounts; however, CCI encourages employees to use a risk-based approached toward investing. CCI recognizes the speed of information and the ease of access to personal accounts in the digital environment and, therefore, encourages its employees to become familiar with the requirements and risks of their personal portfolios as well as the requirements of the instruments traded therein.

While CCI acknowledges that investing in certain instruments (e.g. ETFs, indices, options) often includes more frequent trading, CCI expressly discourages frequent trading in publicly traded equity securities. Frequent trading in publicly traded equity securities will be reviewed by CCI Compliance and, if a pattern appears, CCI Compliance will escalate the activity to a member of the Operating Committee (as appropriate). Further, CCI cautions employees that frequent trading (e.g., roundtrips in the same security within a 30 day period), and especially day-trading, presents certain risks, including but not limited to: wash sales, adverse tax implications, significant margin calls, and being flagged as a “pattern day trader” by the broker.

II.	GIFTS AND BUSINESS ENTERTAINMENT

CCI employees may not give or receive any gift, gratuity or other thing (Gift), or provide business entertainment (Entertainment, and together with Gifts, G&E), which would be construed a unreasonable in value and/or with the intent or purpose of improperly influencing a third party’s business relationship with CCI. Certain activities require preclearance.

CCI employees must preclear any gifts or entertainment with an aggregate value exceeding $300/person (per event and/or per year).

You may give Gifts without seeking preclearance so long as the aggregate annual value to a single business associate does not exceed $300.

CCI employees may participate in and attend reasonable business-related events (Entertainment), subject to the specific limitations below.

A.	Specific Limitations on Business Gifts/Entertainment

You may never accept or give cash or a cash equivalent (e.g., gift cards, gift certificates) or preferential discounts on services or products. Also, you should not solicit entertainment, participate in illegal or inappropriate business entertainment, or accept entertainment that would not be reimbursable if provided by you.

1.	Related to Registered Investment Companies Sub-Advised by CCI

Under Section 17(e)(1) of the Advisers Act, a conflict may arise if a registered investment adviser is provided with gifts, entertainment or compensation from persons doing business with (or hoping to do business with) a registered investment company (e.g., a mutual fund). In connection with the mutual funds to which CCI provides management/sub-advisory services (listed in Exhibit 1 of this Appendix), CCI employees are prohibited from accepting G&E from broker-dealers. There is no de minimis value (e.g.
$0) to this prohibition.

CCI employees may participate in conferences, road shows, company visits and other such events provided by broker-dealers which may include incidental meals and entertainment provided to the larger group. CCI employees are expected, however, to preclear their attendance at broker-dealer provided small/non-public events (e.g. small group events, CCI-only company visits, dinners). Employees may seek preclearance by submitting an email to the CCI Compliance email distribution group no later than one (1) week prior to the event date. The preclearance email should include a description of the research event, the name of the providing broker-dealer, names of other attendees/advisers (if known), as well as the location and date of the event. A member of the CCI

3 of 19

Compliance team will review the request and, if the potential G&E (a) does not involve research activity or (b) is more than incidental to the research event, the CCI employee will be required to pay for his/her portion of the meal/entertainment. Further, if a CCI employee inadvertently fails to seek preclearance for such events, CCI employees are expected to “split the bill” and pay for their portion of any related meal/entertainment. CCI employees may submit receipts from such business-related expenses for consideration for travel and expense reimbursement.

2.	Related to ERISA

CCI employees may not accept any G&E in excess of $10 from any person in relation to a qualified ERISA plan. You may determine the amount of the G&E in relation to a qualified ERISA plan by attributing a pro rata portion of the G&E across each CCI client relationship to which the G&E is related. In the aggregate, G&E remain subject to the above thresholds. ERISA qualified plans for this purpose do not include simplified employee pension plans (SEPs), SIMPLE retirement accounts, and IRAs, or employee welfare benefit plans. The provisions of Title I of ERISA cover most private sector employee benefit plans. Such plans are voluntarily established and maintained by an employer, an employee organization, or jointly by one or more such employers and an employee organization.

3.	Related to a Public Fund and/or Official

Employees are prohibited from giving or providing any gift, including a personal gift, to any official of a public fund or foreign government official without the express prior approval of the Chief Administrative Officer or Chief Compliance Officer.

4.	Related to Annual Client Events

An employee may attend annual Client events and/or may sponsor Client and/or charity outings, with the purpose of exchanging ideas and information related to the industry, market developments, investment strategies and other content related to CCI’s business. An employee must pre-clear attendance or sponsorship of such events with his/her supervisor. Events covered by this section may include events at which CCI is the sole sponsor and/or organizer, or events organized by a third party for which CCI may be one of many such sponsors for the event. For example, CCI may sponsor a table at a Client or industry dinner, or subscribe to an annual suite of events which may include the sponsorship of a portion of the event. Sponsorship of such events will generally be approved if the activities involved (i) are not excessive or lavish, (ii) do not appear to constitute an effort to gain the business through improper influence of the client/event provider or (iii) cause the organization to act in a manner contrary to the best interests of his/her organization. For clarification purposes, standard Client investment review or due diligence meetings do not require pre-clearance.

B.	Reporting

CCI employees must notify Compliance of all on premise research meetings (which may be provided by outside parties and which may include incidental meals). In addition, all business-related Gifts of which you are the provider or the receiver must be reported if the value is reasonably judged to exceed $100. All Entertainment of which you are the recipient must be reported if the value of the event exceeds $100 per person, and any such Entertainment of which you are the provider must be reported if the value is in excess of $300 per person.

4 of 19

POLICY ITEM	APPLICABLE THRESHOLD FOR GIVING	APPLICABLE THRESHOLD FOR RECEIVING	REPORTING METHOD	PRE-CLEARANCE REQUIRED
Business Gift	$100 per person (event)	$100 per person (event)	G&E Log	No
	Over $300 per person (event)	Over $300 per person (event)	G&E Log	YES
	Over $300 per person (annually)	Over $300 per person (annually)	G&E Log	YES
Business Entertainment	$300 per person (event)	$100 per person (event)	G&E Log	No
	Over $300 per person (annually)	Over $300 per person (annually)	G&E Log	YES
On Premise Research Meetings	Reasonable	Reasonable	Notify Front Desk and Compliance	No
Off Premise Meetings (non-Broker-Dealer)	Reasonable	Reasonable	G&E Log	No
Off Premise CCI-Only Meetings with Broker-Dealers	Reasonable	$0 CCI Employee must pay their portion or the entire value	T&E Log	No
Gifts or Entertainment related to ERISA Clients	Reasonable	$10 per person (event)	G&E Log	No
	Max $300 per person (annually)	Max $300 per person (annually)	G&E Log	No

Reporting should be made to the Assistant Compliance Manager, via email to the "CCI Compliance" email group and must include the name(s) of the business associate, the date, the organization of the business associate, a description of the item/event, and the value or estimated value of the item/event.

1.    Additional Labor Reporting

In addition, any gifts, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to Diane Casel, the Director of Human Resources and Administration. All items regardless of the amount or value must be reported.

POTENTIALLY REPORTABLE ITEMS
Meals	Clothing or equipment
Gifts (e.g., holiday gifts)	Sponsorship of union conferences, picnics, other events
Travel and lodging costs	Donations to union related charities or scholarship funds
Bar bills	Conferences attended by union officials, employees, etc.
Sporting event tickets	Receptions attended by union officials, employees, etc.
Theatre tickets	Donations for apprenticeship graduation dinners
Golf (including charity golf tournaments)	Retirement dinners
Hole sponsorships for golf tournament	Advertising at union or Taft-Hartley fund related functions
Raffle donations

C.	Exceptions to G&E Policy

The CAO and/or CCO, in his/her discretion may, on a case-by-case basis, approve exceptions to the Gifts and Entertainment policy. On a case-by-case basis, the CAO/CCO will review the specific facts and circumstances and determine whether the proposed activity is consistent with applicable laws, rules and regulations, this Code of Ethics and CCI’s general standards. Employees should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).

III.	OUTSIDE ACTIVITIES & CONFLICTS OF INTEREST

As an employee, you must avoid activities, interests and relationships that may compromise (or appear to compromise) your ability to make business decisions in the best interests of our Clients.

5 of 19

Considering this, you are required to report all outside activities that: (i) involve duties substantially similar to that of your role with CCI, (ii) involve activities for which you receive compensation, and/or (iii) may present a potential conflict of interest for CCI.

Certain activities, such as volunteering as a youth sports coach, do not require reporting unless you receive compensation for such activities, or are involved in financial or investment-related activities/duties. For example, if you act in a financial or fiduciary capacity for a local organization (such as Treasurer of a local Board, or are part of an investment committee of a private company), or have a financial interest in the products or services used or considered for use by CCI, you must to report this information to CCI Compliance. Reporting should be made to the “CCI Compliance” email distribution.
In addition, prior to accepting any new outside position, you must report the proposed new activity to CCI Compliance. All outside activities reported will be reaffirmed on an annual basis.

This Code cannot address or contemplate all potential conflicts of interest. As such, each employee has an affirmative obligation to report any actual, suspected or potential conflicts of interest to CCI Compliance. If you are unsure of whether a particular activity rises to the level of a conflict of interest, you must report the activity to the CCO for further review.

A.	Service to Publicly Traded Companies

You may not serve on the board of directors (or other governing board of a publicly traded company) unless you have received the prior written approval of the Operating Committee of CCI. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Clients. If you are permitted to serve on the board of a publicly traded company, you will be isolated from those Advisory Persons who make or participate in the investment decisions with respect to the Securities of that company, through a “Chinese Wall” or other information barrier.

IV.	INSIDER TRADING

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose you and/or Columbus Circle Investors to penalties, sanctions and fines.

Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall (or the loss avoided), and/or issue an order permanently barring you from the securities industry. Finally, you and/or CCI may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by CCI’s Supervised Persons and their immediate family members. The law of insider trading is unsettled and continuously developing. An individual may be uncertain about the application of the rules contained in this Code in a particular circumstance; however, oftentimes, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Administrative Officer or Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur. CCI will not retaliate against any employee who, in good faith, reports actual or suspected violations of this Code.

You must not trade, either personally or for the benefit of others, while in possession of material, nonpublic information (MNPI or "inside" information).

You must not communicate MNPI to others in violation of the law.

6 of 19

A.	Material Information

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact- specific inquiry.

For this reason, you should direct any questions about whether information is material to the Chief Administrative Officer or Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” (MNPI) relates not only to issuers but also to CCI’s securities recommendations and Client securities holdings and transactions.

B.	Nonpublic Information

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

C.	Identifying MNPI

Before executing any trade for yourself or others (including CCI’s Clients), you must determine whether you have access to material, nonpublic information.
If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Administrative Officer or Chief Compliance Officer

•	Do not purchase or sell the securities for yourself or on behalf of others

•	Do not communicate the information inside or outside the firm, other than to the CAO or CCO

•	After the CAO or CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CAO or CCO before taking any action. This degree of caution will protect you, our Clients, and the firm.

D.	Contact with Public Companies/Other Sources of Inside Information

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of CCI or other person subject to this Code becomes aware of material, nonpublic information. This

7 of 19

could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.

Other examples of potential sources of inside information include the receipt of information related to the offering of a private investment in a public offering (PIPE), and information from other third parties including but not limited to counsel, independent registered public accounting firms, financial printers, trading partners, investors and clients, and consultants within expert networks.

In any situation in which a Supervised Person of CCI may have received inside information, CCI must make a judgment as to our further conduct. To protect yourself, our Clients and the Firm, you should contact the CAO or CCO immediately if you believe that you may have received material, nonpublic information (this includes reporting all information you receive regarding any direct or indirect PIPE offerings, or offers to be “wall-crossed”).

E.	Rumor Mongering

All employees are also expressly prohibited from knowingly spreading as fact any rumor they know to be false concerning any company, or any purported market development, with the purpose and design to impact trading in or the price of that company’s or any other company’s securities (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs or chat rooms.

F.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either entity. Supervised Persons of CCI (and others subject to this Code) should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

V.	CONFIDENTIALITY OF CLIENT INFORMATION

In the course of CCI’s investment advisory activities, the firm gains access to non-public information about its Clients. Such information may include the status as a Client, personal financial and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information relating to services performed for or transactions entered into on behalf of Clients, advice provided by CCI to Clients, and data or analyses derived from such non-public personal information (collectively referred to as Confidential Client Information). All Confidential Client Information, whether relating to CCI’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

A.	Non-Disclosure of Confidential Client Information

All information regarding CCI’s clients is confidential. Information may only be disclosed when the disclosure is consistent with CCI’s policy and the Client's direction. CCI does not share Confidential Client Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the Client requested or authorized, or to maintain and service the Client’s account. CCI will require that any financial intermediary, agent or other service provider

8 of 19

utilized by CCI (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by CCI only for the performance of the specific service that CCI requests.

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over CCI, or as otherwise required by any applicable law.

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

B.	Employee Responsibilities

All Supervised Persons are prohibited, both during employment and after the termination of their employment with CCI, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the above-described circumstances. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information in order to deliver the CCI’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with CCI, must return all such documents to CCI.
Any Supervised Person who violates the aforementioned non-disclosure policy will be subject to disciplinary action, including possible termination, whether or not the Supervised Person benefited from the disclosed information.

C.	Security of Confidential Client Information

CCI enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information in order to provide CCI’s services to Clients.

•
Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such Supervised Person’s duties and responsibilities is required to secure such information in a locked cabinet, compartment, file or receptacle at the close of each business day.

•	All electronic or computer files containing any Confidential Client Information must be secured and protected from access by unauthorized persons (e.g., user passwords, firewalls).

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and Supervised Persons must take care to avoid any unauthorized persons overhearing or intercepting such conversations.

•	Disposing of Confidential Client Information must be destroyed using an appropriate methodology so as to provide reasonable safeguard protecting the confidentiality of the information.

VI.	POLITICAL CONTRIBUTIONS

Pay-to-play is a practice in which public officials award contracts to individuals and organizations in exchange for political contributions. Supervised Persons of CCI may not solicit or coordinate (i) contributions to an official of a government entity to which the adviser is seeking to provide advisory services; or (ii) payments to a political party of a state of locality where the adviser is providing or seeking to provide advisory services to a government entity. In addition, Supervised Persons of CCI may not provide or agree to provide, directly or indirectly, payment to any person to solicit a government entity for investment advisory services on behalf of CCI unless such person is a regulated person.

9 of 19

A.	Contributions to Federal Office Officials

Covered Associates must report political contributions made to federal office officials. All such reports must be made to the Compliance team, via the CCI Compliance email distribution list, and must identify each contributor, recipient, the amounts and the date of each contribution or payment. CCI shall keep all reported political contributions confidential, except to the extent required by regulatory authorities or by law. Additionally, disclosure may be made in connection with an audit of compliance procedures, subject to the information being treated as confidential.

For purposes of this Code, CCI deems all CCI Managing Directors and CCI Supervised Persons who solicit government entities to be Covered Associates.

B.	Contributions to State and Local Municipal Office Officials

Supervised Persons of CCI are prohibited from making or coordinating political contributions to Officials or candidates for state and local municipal offices. This prohibition includes contributions to candidates for federal office when, at the time of such contribution, such candidate also remains a candidate for state or local office.

VII.	PERSONAL SECURITIES TRANSACTIONS

A.	Personal Trading in General

In general, CCI considers all employees to be Access Persons. Access Persons may not engage, and may not permit any other person or entity to engage, in any purchase or sale of a Covered Security in which such Access Person has, or by reason of the transaction will, acquire Beneficial Ownership, unless (i) the transaction is an Exempt Transaction or (ii) you have complied with the procedures set forth below under Preclearance Procedures.

B.	Beneficial Ownership

Access Persons are considered to have Beneficial Ownership of Securities if such Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

An Access Person has a pecuniary interest in the Securities if such Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.
The following are examples of an indirect pecuniary interest in Securities:

•	Securities held by members of an Access Person’s immediate family[1] sharing the same household.[2]

•	An Access Person’s proportionate interest as a general partner in portfolio Securities held by a general or limited partnership.

•	An Access Person’s interest as a manager‑member in the Securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in the portfolio Securities held by a corporation or similar entity if such Access Person is not a controlling shareholder of the entity and who does not have or share investment control over the entity’s portfolio.

1 Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother‑in‑law, father‑in‑law, son‑in‑law, daughter‑in‑law, brother‑in‑law, or sister‑in‑law, and includes any adoptive relationship.
2 The presumption of Beneficial Ownership may be rebutted through convincing evidence that profits derived from transactions in such Securities will not provide such Access Person with any economic benefit.

10 of 19

The following circumstances constitute Beneficial Ownership of Securities held by a trust:

•
If an Access Person is a trustee of the Trust and (i) has a pecuniary interest in any holding or transaction in the issuer’s securities held by the Trust or (ii) members of such Access Person’s immediate family receive certain performance fees or a member of such Access Person’s immediate family is a beneficiary to the Trust.

•
If an Access Person is a beneficiary to a Trust and such Access Person (a) shares investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to such Access Person as well as the trust, (b) has investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to such Access Person and (c) such Access Person shall be deemed to have pecuniary interest in the issuer’s securities held by a trust to the extent of such Access Person’s pro rata interest in the trust where the trustee does not exercise exclusive control. For instance, an Access Person who holds securities as a beneficiary of a trust over which s/he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.

•
If an Access Person is a settlor of a trust and reserve the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to you; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to the Trust instead of you as settlor.

C.	Exempt Transactions

The following transactions are exempt (excluded) from the preclearance procedures:

•	Any transaction in a Security that is not a Covered Security.

•	Any transaction in Securities in an account over which you do not have any direct or indirect influence or control.[3]

•	Any transaction made pursuant to an automatic investment plan (i.e. 401k plan automatic investments).

•	Any transaction in a Mutual Fund or Fund Family, with the exception of any mutual fund families and funds sub-advised by CCI or its affiliates (as identified in Exhibit I of this Code).

•	Sales of shares of the Principal Financial Group (PFG) common stock acquired through the PGI (RSU) Plan.

•	Purchases of Securities under dividend reinvestment plans.

•	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

•	Purchases or sales of exchange traded funds.

•	Purchases or sales of options on exchange traded funds.

•
Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin‑off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

•	Purchases or sales of up to $1,000,000 in total notional open interest per calendar month, per index, of exchange‑traded options on broadly based indices.[4]

•	Transactions in cryptocurrencies.

The CAO may exempt such other classes of transactions from time to time. Further, the CAO may exempt designated classes of transactions or such other specific transactions from any of the provisions of this Code, with the exception of the below Reporting provisions. The CAO shall only make such an exemption when the CAO has determined (in consultation with the Operating Committee and CCO as necessary) that the class of transaction does not involve any realistic possibility of a violation of Rule 17j‑l under the Investment Company Act of 1940, as amended.

3 There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

11 of 19

D.	Personal Trading Preclearance

Employees may request preclearance for Covered Securities by emailing the Clearance Officers using the “CCIpreclearance” email distribution list, which generally includes lead Portfolio Managers, Trading, the CAO, CCO and the Compliance team). Prior to approving or denying the personal trading request, the Clearance Officers will solicit confirmation (i) from the lead Portfolio Managers (or appropriate designee(s)), that the Client portfolios do not have any intention to transact in the subject security in the next seven (7) calendar days and, (ii) from Trading, that there has been no Client portfolio trading activity during the previous (7) calendar days, (the “blackout” period). The CAO and CCO may request preclearance through the same methodology; however, the CAO and CCO cannot approve their own personal transaction requests.

•	Employees may not transact in a Covered Security without receiving written (email sufficient) preclearance from one of the Clearance Officers.

•	Preclearance is good only through the end of the same business day for which preclearance was granted.

•	Preclearance will not be given unless a determination has been made that the purchase or sale complies with this Code.

•
Covered Securities may not be purchased or sold on any day during which there is a pending buy or sell order in the same Covered Security on behalf of a Client ( until the Client order is executed or withdrawn).

•	Any precleared trade remains approved as granted, notwithstanding any subsequent CCI decision to transact in such Covered Security in the CCI client accounts.

•	All preclearance requests must be filed or sent by the Clearance Officer to the Compliance team.

E.	Holding Periods

Any transactions in a Mutual Fund or Fund Family identified in Exhibit 1 are subject to a 30-day holding period. This holding period is not applicable to, and will not be calculated based on, any automatic investments within a plan. The holding period is therefore designed to prevent and prohibit excessive rebalancing, reallocation and non-automatic investment transactions of the Funds listed in Exhibit 1.

F.	Initial Public Offerings
Access Persons may not acquire Beneficial Ownership of any Securities in an initial public offering. Similar to initial public offerings of securities (IPOs), Access Persons are prohibited from investing in any
Cryptocurrency “Initial Coin Offering” (ICO).

G.	Limited Offerings

Access Persons may not acquire Beneficial Ownership of any Securities in a Limited Offering (e.g., a private placement) unless s/he received the CCO’s prior written approval. The CCO will not provide approval unless a determination has been made that the investment opportunity has not been offered to you by virtue of your position and that the opportunity has first been considered and determined to be of no interest to the CCI Client accounts.

If you have acquired Beneficial Ownership in Securities in a Limited Offering, you must disclose your investment when you play a part in any consideration of an investment by a Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a portfolio manager who does not have Beneficial Ownership of any Securities of the issuer.
4 A broadly based index is an index with an average notional open interest during the preceding calendar quarter in excess of $1 billion.

12 of 19

H.	Short-Term Trading Profits

Because CCI believes that investing (and not short‑term trading) is the appropriate investment approach, short‑term trading is discouraged. A pattern of short‑term trading (i.e., trading after holding the security for less than 60 days) will result in the Operating Committee withholding clearance on future trading requests. This section does not apply to Exempt Transactions.

An Access Person is considered to profit from a short‑term trade if Securities of which an Access Person has Beneficial Ownership are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

I.	Blackout Periods

Except as provided below, Access Persons may not purchase or sell Covered Securities during the period which begins seven (7) calendar days before and ends seven (7) calendar days after the day on which a CCI Client account or portfolio trades in the same Covered Security.

Although the following transactions require preclearance, these trades are exempt from the seven (7) day blackout period:

•
Trading in Covered Securities traded within the seven (7) days prior to a CCI Client trade, provided that (i) the trading for the Client has been completed and (ii) the personal trade was not contrary to the trade done for the Client; and

•
Trading in Covered Securities within the seven (7) day period following a CCI Client trade, provided that (i) the Client trading has not commenced and (ii) the personal trade is contrary to the trade proposed for the Client.

J.	Use of Broker-Dealers; Confirmations

Access Persons who wish to engage in personal securities transactions must do so through a registered broker-dealer or other qualified custodian. Further, for each account which Covered Securities can be held and of which such Access Person has direct or indirect Beneficial Ownership, Access Persons must provide duplicate copies of confirmations of all securities transactions and periodic statements for the account directly to the Compliance Team. CCI Compliance will assist in the execution of any 407(b) letters, as requested. For clarification purposes, Access Persons are not required to provide duplicate confirmation statements provided that all transaction activity is captured and recorded on the account’s periodic statements.

K.	Reporting

The CCO and the Compliance Team will advise all Access Persons of their duties under this Reporting provision. In addition, the CCO will develop and maintain procedures for the review of employee account statements and the reports required pursuant to section. CCI will keep all reports, confirmations and account statements confidential except to the extent that disclosure may be required by regulatory authorities or for an audit of compliance procedures, subject to such information being treated as confidential. The Compliance team will review all reports as appropriate and a member of the Compliance Team will review the CCO’s provided reports.

1.	Initial and Annual Holdings Reports

Access Persons must submit the following information to the Compliance Team no later than ten (10) days after becoming an Access Person (the Initial Holdings Report):

a)
The title and type of security, ticker symbol or CUSIP number (as appropriate), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person; and

13 of 19

b)
The name of any broker, dealer or bank with which the Access Person maintained an account in which any Securities (including, but not limited to, any Covered Securities) were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person.[5]

Each Access Person must submit a holdings report on an annual basis which must contain the above- listed information, current as of a date no more than 45 days prior to report submission (the Annual Holdings Report).

Initial and Annual Holdings Reports will be compiled through the coordination of Access Persons and the Compliance team.

2.	Quarterly Transaction Reports

No later than 30 days after the end of the calendar quarter, each Access Person must report the following information to the Chief Compliance Officer or the Compliance team:

a)	With respect to any transaction[6] in a Covered Security during the quarter in which the Access Person had any direct or indirect Beneficial Ownership:

(1)
The transaction date, the title, ticker symbol or CUSIP number (as appropriate), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date the Access Person submitted the report.

(6)
With respect to any account established by an Access Person in which any Securities (including, but not limited to, any Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person:

a.The name of the broker, dealer or bank with which the Access
    Person established the account;
b.    The date the account was established; and
c.    The date the Access Person submitted the report.

Access Persons are required to report any ownership in cryptocurrencies as part of their quarterly transaction reporting.

Quarterly Transaction Reports will be compiled through the coordination of Access Persons and the Compliance team and may be conducted through electronic means. The Compliance team will request that the Access Person certify the completeness of the report on a quarterly basis.

5 All reports must include any account for which any Securities are held for the Access Person’s benefit (direct or indirect), whether or not such Securities are Covered Securities.
6 Reports must include any securities acquired through gift or inheritance.

14 of 19

3.	Exceptions to Reporting Requirements

An Access Person need not make a report under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control. If the Access Person assigns investment discretion to an unrelated third party, Compliance may request a broker or investment manager letter attesting and confirming that such accounts are “blind managed.”

VIII.	CERTIFICATE OF RECEIPT OF THIS POLICY

Upon commencement of your employment with CCI, you are required to acknowledge receipt of this Code and to certify that you have read and that you understand this Code and recognize that you are subject to this Code.

Additionally, on an annual basis (or more frequently as required due to an amendment to the Code), you are required to certify that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported, all transactions (during the prior year) in Covered Securities of which you had or acquired Beneficial Ownership.

IX.	VIOLATIONS AND REMEDIAL ACTIONS

All Supervised Persons shall promptly report to their supervisor, the Chief Compliance Officer or a member of the Operating Committee, all apparent violations of the Code. Supervisors and other members of the Operating Committee shall immediately report possible material violations of the Code to the Chief Compliance Officer. The Chief Compliance Officer shall promptly report to the Operating Committee all material violations of the Code. CCI will not retaliate against any employee who, in good faith, reports actual or suspected violations of this Code.

In the event the Chief Compliance Officer finds that a violation otherwise reportable to management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, the CCO may, in the CCO’s discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Operating Committee.

The Operating Committee shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

If you violate this Code, you are subject to remedial actions. The Operating Committee of CCI may require the disgorgement of profits, payment of a substantial fine, and/or demote, suspend or terminate your employment with CCI. This list is not exhaustive and the Operating Committee may impose additional or other remedial actions.

X.	INTERPRETATIONS AND EXCEPTIONS

Supervised Persons with questions about the applicability, meaning or administration of this Code shall, in advance of any contemplated transaction, address such questions to the Chief Administrative Officer or Chief Compliance Officer. Exceptions to this Code may be granted if, in the CAO’s or CCO’s judgment, the fundamental obligations of the person requesting such exception are not compromised.

15 of 19

DEFINITIONS

Access Person or Supervised Person means any employee, director, officer, general partner, or Advisory Person of CCI.

Advisory Person means (i) any employee of CCI (or of any company in a control relationship to CCI) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales of Covered Securities by a Client; and (ii) any natural person in a control relationship to CCI who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities by a Client.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the Exchange Act) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household (provided, however, this presumption of beneficiary ownership may be rebutted), a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. See this Code’s Section entitled “Personal Securities Transactions - Beneficial Ownership” for an additional discussion of Beneficial Ownership.

Contribution means a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.
Covered associates means (i) an adviser’s general partners, managing members, executive officers or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser (even if not primarily engaged in solicitation activities) and (iii) any person who supervises, directly or indirectly, such employee; (iv) any political action committee controlled by the investment adviser or by any of its covered associates

Covered Security shall mean a Security (as defined below, in effect, all securities) except that it shall not include direct obligations of the U.S. Government; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies (mutual funds, except where CCI is a sub- adviser to such mutual fund, or mutual funds affiliated with Principal Global Investors, LLC and its related companies).

16 of 19

Cryptocurrency is “a digital asset designed to work as a medium of exchange that uses cryptography to secure its transactions, to control the creation of additional units, and to verify the transfer of assets,” (Wikipedia, https://en.wikipedia.org/wiki/Cryptocurrency). Currently, CCI does not require pre- clearance for transaction activity in cryptocurrency assets (e.g., Bitcoin, Litecoin, Ethereum, Ripple, ZCash, Dash, Bitcoin Cash, Monero); however, CCI may change its position on pre-clearance as the cryptocurrency industry evolves.

Government entity means any U.S. State or political subdivision of a U.S. State, including any agency, authority, or instrumentality of the State or political subdivision, a plan, program, or pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof; and officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. As such, government entities include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Company means a company registered under the 1940 Act for which Columbus Circle Investors serves as an investment adviser or sub-adviser.

Investment Personnel means (i) any employee of CCI (or of any company in a control relationship to CCI) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Client; and (ii) any natural person who controls CCI and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by the Client.

Limited Offering shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

Official means an incumbent, candidate or successful candidate for elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has the authority to appoint any person who is directly or indirectly responsible for or can influence the outcome of the hiring of an investment adviser. An official may be an official for federal, state, and/or local offices simultaneously and any contributions must be considered as applying to each level of government office.

Portfolio Manager means those employees entrusted with the authority and responsibility to make investment decisions affecting a Client.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

Security means any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

17 of 19

Security held or to be acquired by a Client means (a) any Covered Security which, within the most recent fifteen days (i) is or has been held by a Client or (ii) is being or has been considered by a Client or CCI for purchase by a Client; and
(b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Solicit means, with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser.

18 of 19

EXHIBIT 1

Columbus Circle Investors Sub-Advised Mutual Funds (‘40 Act Funds) and Affiliate Mutual Funds and Exchange Traded Funds

KP Small Cap Equity Fund - Active Small/SMID Cap Growth Optimum Small-Mid Cap Growth Fund
Principal Investors Fund Inc. - Large Cap Growth
Principal Variable Contracts Funds - Large Cap Growth Account Principal Investors Fund Inc. - Mid Cap Growth

Affiliate Mutual Funds: https://www.principalfunds.com/funds
Affiliated Exchange Traded Funds (ETF): https://www.principalfunds.com/etf-funds

19 of 19